EXHIBIT 21.1

DUFF & PHELPS CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
AS OF DECEMBER 31, 2007

Corporate Name	Jurisdiction of Incorporation
Chanin Advisors, LLC	Delaware
Chanin Capital LLC	California
Chanin Capital Partners LLC	California
Chanin & Company, LLC	California
Duff & Phelps Acquisitions, LLC	Delaware
Duff & Phelps, B.V.	The Netherlands
Duff & Phelps Equity, LLC	Delaware
Duff & Phelps GmbH	Germany
Duff & Phelps K.K.	Japan
Duff & Phelps, LLC	Delaware
Duff & Phelps Ltd.	England and Wales
D&P Netherlands Holdings LLC	Delaware
Duff & Phelps SAS	France
Duff & Phelps Securities Ltd.	England and Wales
Duff & Phelps Securities, LLC	Delaware
Duff & Phelps Schweiz GmbH	Switzerland
Rash Acquisition GP, LLC	Delaware
Rash & Associates, L.P.	Texas